Exhibit 32
Section 1350 Certifications
Each of the undersigned hereby certifies that, to his knowledge, (i) the Form 10-K filed by Gateway Financial Holdings, Inc. (the “Issuer”) for the year ended December 31, 2006, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the periods presented therein.

GATEWAY FINANCIAL HOLDINGS, INC.
Date: March 16, 2007	By:	/s/ D. Ben Berry
D. Ben Berry
President and Chief Executive Officer

Date: March 16, 2007	By:	/s/ Theodore L. Salter
Theodore L. Salter
Senior Executive Vice President and Chief Financial Officer